EXHIBIT 10.6

                               STAGE STORES, INC.

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of April 1, 1998, between Stage Stores, Inc. A Delaware Corporation (the "COMPANY"), and James A. Marcum ("EXECUTIVE").

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. EMPLOYMENT. The Company shall continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the EMPLOYMENT PERIOD").

        2.     POSITION AND DUTIES.

        (a) During the Employment Period, Executive shall serve as the Vice Chairman - Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority of the Vice Chairman - Chief Financial Officer, subject to the power of the Board to expand such duties, responsibilities and authority and to override actions of Vice Chairman - Chief Financial Officer.

        (b) Executive shall report to the Board or to the Chief Executive Officer, as designated by this Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

        (c) For purposes of this Agreement, "SUBSIDIARIES" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

        (d) Whenever this Agreement calls for action on the part of the Board, the Board may delegate responsibility for such action to a duly appointed committee of the Board, including the Compensation Committee of the Board.

        3.     BASE SALARY AND BENEFITS.

        (a) During the Employment Period, Executive's base salary shall be $425,000 per annum or such other higher rate as the Board may designate from time to time (the "BASE SALARY"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. Executive shall also receive an auto allowance of $1,000.00 per month or such other rate as the Board of Directors may designate and be reimbursed for actual and necessary tax
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planning and financial planning expenses up to a maximum of $5,000 per year or such other annual amount designated by the Board of Directors. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employment benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, including all supplemental benefit programs such as; supplemental retirement plans, supplemental medical plans, supplemental disability plans, deferred compensation plans, supplemental life insurance plans and any other approved plans made available by the Company to the Executive. Also, the Executive shall be entitled to four (4) weeks of paid vacation each year, which if not taken may not be carried forward to any subsequent year.

        (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing such duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

        (c) In addition to the Base Salary, the Board may award a bonus to Executive following the end of each fiscal year during the Employment Period based upon Executive's performance and the Company's operating results during such year in relation to performance targets established by the Board. The target level of such bonus is 50% of base salary, or such higher rate as designated by the Board. Determination of the bonus amount shall take into account such unusual or non-recurring items as Board deems appropriate.

        4.     TERM AND TERMINATION.

        (a) The initial employment period shall end on April 1, 1999 and the Employment Period shall be automatically renewed for consecutive additional periods of one year each commencing at the end of the initial Employment Period hereof or any subsequent renewal term, on the same terms and conditions as herein set forth; however (i) the Employment Period shall terminate prior to the expiration of the initial or subsequent Employment Period upon Executive's resignation, (other than for Good Reason as defined below), death or permanent disability or incapacity (as determined by the Board in its good faith judgement) and (ii) the Employment Period may be terminated by the Company at any time prior to such a date for Good Cause (as defined below) or without Good Cause. In the event the Company chooses not to continue automatic renewal of this contract at the conclusion of any one year employment period, or the Company lowers the benefit or compensation level in this Agreement, the Company must notify Executive in writing 30 days prior to the end of the employment period that the employment agreement will not be renewed for an additional one year period. Such notification by the Company will be deemed appropriate grounds for the Executives resignation and termination for Good Reason making Executive eligible for benefits and payments under section 5. of this agreement.

        (b) If the Employment Period is terminated by the Company without Good Cause, Executive shall be entitled to receive an amount equal to two times his annual Base Salary and benefits plus an amount equal to two times the Executive's annual targeted bonus amount in effect on the date of termination of Executive's employment (the "TERMINATION DATE") together with any accrued and unpaid benefits and bonus, if and only if Executive has not breached the provisions of paragraphs 7 and 8 hereof

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and is not entitled to receive payments pursuant to paragraph 5 hereof. The amounts payable pursuant to this paragraph 4(b) may be payable, at the Executives discretion, in one lump sum within thirty (30) days following termination of the Employment period and will not be reduced by any other compensation he has earned from any other source nor by any benefits due to him. Also, if the Employment Period is terminated without Good Cause, Executives Stock Option Awards and Restricted Stock Grant Awards will continue to vest during the two year time period following termination without Good Cause. During this two year period of vesting, Executive will be able to exercise Stock Options and receive distribution of Restricted Grant shares as though Executive had continued to work and vest normally for twenty four (24) months after the date of termination.

        (c) If the Employment Period is terminated by the Company for Good Cause or is terminated pursuant to clause (a)(i) above, Executive shall be entitled to receive his Base Salary through the date of termination.

        (d) All of Executive's rights to fringe benefits and bonuses hereunder (if any) which otherwise would accrue after the termination of the Employment Period shall cease upon such termination.

        (e) Prior to receipt of any severance benefits hereunder including any amounts payable pursuant to sections 4(b), 4(c) or 5(a), Executive shall execute a release of claims against the Company and its affiliates in form and substance reasonably satisfactory to the Company.

        5.     CHANGE IN CONTROL.

        (a) If at any time after the date hereof a Change in Control (as defined) of the Company occurs and within two years thereafter (i) Executive involuntarily ceases to be an employee of the Company for any reason other than termination for Good Cause, disability or death or (ii) Executive terminates his employment with the Company for Good Reason (as defined), then Executive shall be entitled to benefits under this Section 5. The amount of such benefits (which benefits shall be in addition to any other benefits to which Executive is entitled other than by reason of this Agreement) shall be equal to the sum of
(i) unpaid salary with respect to any vacation days accrued but not taken as of the Termination Date; (ii) accrued but unpaid salary and targeted bonus through the Termination Date; and (iii) an amount equal to three times the Base Salary and benefits in effect at the time plus an amount equal to three times the Executives annual targeted bonus amount in effect on the Termination Date; In addition, Executive shall receive an amount equal to the additional tax due defined as excise tax computed on the severance payment of three times base and bonus which amount shall be grossed up for tax purposes. The amount of any payment or benefit provided for in clause 5(a)(iii) above shall be payable at Executives discretion in one lump sum payment within 30 days following the termination of Executive and shall not be reduced by any compensation earned by him from any other source.

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        (b) Executive is the holder of various stock option agreements and also is entitled to receive various restricted stock grant awards which are approved by the Board. Each of these "option" and "grant" agreements specify individual vesting schedules which determine the dates upon which Executive can take ownership of the stipulated shares. At any time after the date hereof a Change in Control (as defined) of the Company occurs, then effective on that date (the "TRIGGER Date") all of Executives stock option agreements and restricted stock grant awards will automatically become fully vested and Executive will be enabled to purchase and/or take possession of all otherwise unvested shares. Executive will also be entitled to receive from the Company an amount equal to the federal taxes due (including any excise taxes due) on the gain of these shares which were received due to the accelerated vesting plus additional "tax" on the tax computed by the companies traditional "tax grossing-up method". The amount of this tax payment will be made to the Executives tax withholding account within 30 days following the Trigger Date of said Change in Control.

        (c) For purposes of this Agreement, a "CHANGE OF CONTROL" shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities and, following such "person" or "group" acquiring 50% or more of the combined voting power of the Company (the "TRIGGER DATE") the members of the Board immediately prior to the Trigger Date cease to constitute a majority of the Board, (ii) there shall be consummated any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have (directly or indirectly) at least a 51% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

        6. CERTAIN DEFINITIONS. For purposes of this Agreement, "GOOD CAUSE" means (a) Executive's conviction of any criminal violation involving dishonesty or fraud, (b) Executive's gross negligence or willful and serious misconduct in the performance of his duties, or (c) Executive's willful failure to comply with reasonable directives of the Board or the Chief Executive Officer; and "GOOD REASON" shall exist if, without Executive's express written consent, (a) Executive is assigned duties inconsistent with his position, duties, responsibilities and status with the Company as of the time of a Change of Control, (b) the Company reduces Executive's Base Salary as in effect on the effective date hereof, or (c) the Company requires Executive regularly to perform his duties of employment beyond a fifty-mile radius from the location of his employment as of the time of a Change in Control.

        7. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any Subsidiary ("CONFIDENTIAL INFORMATION") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his

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own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company or any Subsidiary which he may then posses or have under his control.

        8.     NON-COMPETE, NON-SOLICITATION.

        (a) Executive hereby agrees that during the Noncompete Period (as defined below), he will not directly or indirectly either for himself or for any other person or entity (whether as an owner, stockholder, consultant, agent, advisor, partner (general or limited) or otherwise), individually or as a part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company within any geographical area in which the Company engages or has proposed to engage in such business (or solicit any person to engage in any of the foregoing activities). For purposes of the foregoing, a business shall be deemed to be competing with the business of the Company if such business (a) operates apparel stores in small markets (i.e., with populations of less than 50,000) and (b) operates a significant number of its apparel stores (25% or more of its total apparel stores) in 10,000 - 30,000 square foot formats and (c) has sales in excess of $10 million per annum. "NONCOMPETE PERIOD" shall mean the term of Executive's employment and a period of time following his termination of 24 months. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% in the aggregate, of the outstanding stock of any class of a corporation which is publicly traded and which competes with the business of the Company so long as Executive has no direct or indirect participation in the management of such corporation. Executive acknowledged that there is no general geographical restriction (other than in small markets with populations less than 100,000) contained in this paragraph due to the Company-wide nature of his job responsibilities and that no lesser scope of the restriction would adequately protect the Company's assets and other legitimate business interests.

        (b) During this same period of time following his termination which is covered by salary replacement, Executive agrees not to directly or indirectly, on his own behalf or for any other person or entity, induce or attempt to induce any employee of the Company to leave the employ of the Company, hire any person who is an employee of the Company as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers' representative, customer, supplier, licensee, agent or other business relation of the Company to cease doing business with the Company.

        9. SURVIVAL. Paragraphs 7 and 8 and paragraphs 11 through 18 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

        10. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

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        NOTICES TO EXECUTIVE:

               James A. Marcum
               3406 Onion Creek
               Sugarland, Texas 77479

        NOTICES TO THE COMPANY:

               Stage Stores, Inc.
               10201 Main Street
               Houston, Texas 77025
               Attention: Executive

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

        11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        12. COMPETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of every date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        13. NO STRICT CONSTRUCTION. The language used in this Agreement shall deemed to be language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

        14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        15. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

        16. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement

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and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

        17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity binding effect or enforceability of this Agreement.

                                    * * * * *


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                               STAGE STORES, INC.

                               By __________________________

                               Its __________________________

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